UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Playa Hotels & Resorts N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

This supplement (“Supplement”) updates disclosure in certain sections of the Definitive Proxy Statement of Playa Hotels & Resorts N.V., a public limited liability company (naamloze vennootschap) organized under the laws of the Netherlands (“Playa”), originally filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2025 (together, with any subsequent amendments and supplements thereto, the “Definitive Proxy”). This Supplement relates to the Extraordinary General Meeting of the Company to be held on April 17, 2025, which in turn relates to a tender offer by HI Holdings Playa B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands and an indirect wholly-owned subsidiary of Hyatt Hotels Corporation, a Delaware corporation, to purchase all of the issued and outstanding ordinary shares of the Company at a purchase price of $13.50 per share payable in cash, less applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 24, 2025 and in the related Letter of Transmittal.

Following the announcement of the transaction, between February 25, 2025 and April 9, 2025, Playa received a total of eleven demand letters (one of which included a proposed complaint) from counsel representing purported shareholders of Playa (collectively, the “Demand Letters”). The Demand Letters generally allege that Playa and its directors violated federal securities laws by failing to disclose allegedly material information, including in the Definitive Proxy.

While Playa believes that the Demand Letters lack merit and that the disclosures set forth in the Definitive Proxy comply fully with applicable law, in order to moot plaintiffs’ unmeritorious disclosure claims, avoid nuisance and possible expense and provide additional information to our shareholders, Playa has determined to voluntarily supplement the Definitive Proxy as described by this Supplement. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein or the Definitive Proxy. To the contrary, Playa specifically denies all allegations that any additional disclosure to the Definitive Proxy was or is required.

Important information concerning the proposed Merger is set forth in the Definitive Proxy. The Definitive Proxy is amended and supplemented by, and should be read as part of, and in conjunction with the information set forth in this Supplement. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Definitive Proxy. This Supplement is being filed to reflect certain updates as set forth below.

New text within restated language from the Definitive Proxy below is indicated by bold, underlined text and removed language within restated language from the Definitive Proxy is indicated by ~~strikethrough text~~.

SUPPLEMENTAL DISCLOSURE TO DEFINITIVE PROXY STATEMENT

The subsection entitled “Background of the Offer” under the section titled “THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT” of the Definitive Proxy is hereby supplemented by replacing the second paragraph on page 38 in its entirety with the following:

“From October 23 through October 25, 2024, representatives of PJT Partners conducted outreach efforts to specified hospitality industry participants and specified non-industry capital sources (other than Hyatt and Party A) as agreed to and directed by Playa management, the Transaction Committee and representatives of PJT Partners. Six of those parties executed confidentiality and non-disclosure agreements, as did two other parties that were added at the request of one of the counterparties to a confidentiality and non-disclosure agreement (such parties referred to below as Parties B-I). None of the executed confidentiality and non-disclosure agreements included an exclusivity provision that prohibited Playa from discussing or negotiating a potential transaction with other potential counterparties or a don’t ask/don’t waive provision. The counterparties received access to the same virtual data room containing preliminary due diligence information that Hyatt had access to, and four of the counterparties participated in management calls with Playa leadership. Aside from Hyatt, two of the counterparties shared, collectively, approximately 110 diligence requests, and members of Playa management, with assistance from representatives of PJT Partners, responded to all such requests that were deemed appropriate at the time. One of the seven original parties contacted advised that it was not in a position to participate in the process.”

The subsection entitled “Background of the Offer” under the section titled “THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT” of the Definitive Proxy is hereby supplemented by replacing the second paragraph on page 45 in its entirety with the following:

“On February 5, 2025, Mr. Wardinski and Mr. Hoplamazian negotiated via telephone the remaining open material business terms of the Purchase Agreement, including agreeing that the amount of the termination fee would be 3.25% of Playa’s equity value, that it would be payable in the event of, among other things, a willful breach of the non-solicitation covenant by Playa, that Playa’s obligation to pay a portion of Hyatt’s expenses in certain circumstances (including in the event the minimum tender offer threshold was not satisfied or if certain resolutions were not passed at Playa’s shareholders meeting), would be capped at $8 million, and that unvested Playa equity awards at the closing of the transaction would be assumed by Hyatt and exchanged for corresponding Hyatt equity awards for Playa employees who would continue as Hyatt employees, and converted into cash for certain non-continuing employees. Mr. Wardinski and Mr. Hoplamazian did not, nor did any of their respective representatives or other employees of Hyatt or Playa, discuss during this meeting or at any time prior to the signing of the Purchase Agreement the individual terms of any post-closing employment relationship of any Playa employees.”

The subsection entitled “Opinion of PJT Partners — Discounted Equity Value Analysis” under the section titled “THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT” of the Definitive Proxy is hereby supplemented by replacing the last paragraph on page 58 in its entirety with the following:

“PJT Partners calculated the DEV per share of the Shares as of December 31, 2024, on a standalone basis, based on Playa’s implied future share price as of 2025 year end, which was calculated by applying a range of multiples of 8.0x to 9.0x to estimated 2026 adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) as provided by Playa’s management, subtracting Playa’s estimated net debt of approximately $854 million as provided by Playa’s management to calculate the implied total equity value of Playa as of 2025 year end, and then dividing by the assumed fully diluted number of the Shares as of December 31, 2025~~, as~~ of approximately 128.4 million Shares, which number of Shares was provided by, and used by PJT Partners at the direction of, Playa’s management, and directed for PJT Partners’ use in connection with its financial analyses and opinion by Playa’s management. PJT Partners discounted each such future share price to its present value using a cost of equity discount rate of 14.50%, which was selected based on PJT Partners’ estimate of the expected annual rate of return of an equity investor in Playa. This analysis resulted in range of equity values per Share on a standalone basis of $10.25 to $12.25. PJT Partners then compared this range of implied price per share of the Shares to (1) the Offer Consideration and (2) the unaffected closing share price of the Shares on December 20, 2024 of $9.61.”

The subsection entitled “Opinion of PJT Partners — Discounted Cash Flow Analysis” under the section titled “THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT” of the Definitive Proxy is hereby supplemented by replacing the third and fourth paragraphs on page 59 in their entirety with the following:

“To calculate the estimated enterprise value of Playa using the DCF method, PJT Partners added (a) Playa’s projected after-tax unlevered free cash flows for fiscal year 2025E through fiscal year end 2029E based on the Projections to (b) ranges of the “terminal value” of Playa as of December 31, 2029, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest and tax expense, adding depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital and other cash flow items. The residual value of Playa at the end of the projection period, or “terminal value,” was estimated by applying the exit multiple range of 8.0x to 9.0x to Playa’s 2030E adjusted EBITDA from the Projections. The range of after-tax discount rates of 10.00% to 11.00% was selected based on PJT Partners’ analysis of the weighted average cost of capital of Playa, which discount rates were selected based on PJT Partners’ professional judgment and expertise.

PJT Partners then calculated a range of implied equity values per Share by (i) subtracting Playa’s estimated net debt as of December 31, 2024 of approximately $888 million from, and (ii) adding a range of the sum of the present value of Playa’s net operating loss tax benefit of approximately $24 million to $25 million to, the estimated enterprise value derived using the DCF method using estimates of the annual tax savings estimated by management of Playa for the period 2025 through 2045 and applying the same range of discount rates described above. PJT Partners then divided the implied aggregate equity values by the assumed fully diluted number of the Shares as of December 31, 2025 ~~(as~~of approximately 128.4 million Shares (which number of Shares was provided by, and used by PJT Partners at the direction of, Playa’s management, and directed for PJT Partners’ use in connection with its financial analyses and opinion by Playa’s management)~~,~~ to calculate an illustrative range of implied value per Share of approximately $11.75 to $14.00, which PJT Partners compared to (1) the Offer Consideration and (2) the unaffected closing share price of the Shares on December 20, 2024 of $9.61.”

The subsection entitled “Opinion of PJT Partners — General” under the section titled “THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT” of the Definitive Proxy is hereby supplemented by replacing the second paragraph on page 61 in its entirety with the following:

“PJT Partners is acting as financial advisor to Playa in connection with the transactions contemplated by the Purchase Agreement. As compensation for its services in connection with the transactions contemplated by the Purchase Agreement, PJT Partners is entitled to receive from Playa an aggregate fee of approximately $26.2 million, $2.0 million of which became payable upon the delivery of PJT Partners’ opinion to the Playa Board (and was not conditioned upon the conclusion therein) and the remainder of which is contingent and payable upon the consummation of the transactions contemplated by the Purchase Agreement. Additionally, at the sole and absolute discretion of Playa, a discretionary fee of up to approximately $6.6 million may be payable to PJT Partners upon the consummation of the transactions contemplated by the Purchase Agreement. Playa has agreed to reimburse PJT Partners for out-of-pocket expenses and to indemnify PJT Partners for certain liabilities arising out of the performance of such services (including the rendering of PJT Partners’ opinion).”

END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

Additional Information and Where to Find It

This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell ordinary shares of Playa or any other securities. This communication may be deemed to be solicitation material in respect of the EGM Proposals (defined below). Playa has filed with the SEC a definitive proxy statement in connection with an extraordinary general meeting of shareholders of Playa, at which the Playa shareholders will vote on certain proposed resolutions (the “EGM Proposals”) in connection with the transactions with Hyatt referenced in this communication, and has mailed the definitive proxy statement and a proxy card to each shareholder entitled to vote at the extraordinary general meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN SUCH DOCUMENTS BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF PLAYA’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY VOTING DECISION. Shareholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Playa will be available free of charge on Playa’s website, investors.playaresorts.com, or by contacting Playa’s investor relations department at ir@playaresorts.com.

Participants in the Solicitation

Playa, its directors and executive officers and other members of its management and employees, as well as Hyatt and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Playa’s shareholders in connection with the EGM Proposals. Information about Playa’s directors and executive officers and their ownership of Playa’s ordinary shares is set forth in the proxy statement for Playa’s 2024 annual general meeting of shareholders, which was filed with the SEC on April 22, 2024. Information about Hyatt’s directors and executive officers is set forth in the proxy statement for Hyatt’s 2025 annual meeting of shareholders, which was filed with the SEC on April 3, 2025. Shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the EGM Proposals, including the interests of Playa’s directors and executive officers in the transaction, which may be different than those of Playa’s shareholders generally, by reading the proxy statement and other relevant documents regarding the transaction which was filed with the SEC on March 21, 2025.

Forward-Looking Statements

This communication contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect Playa’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Forward-looking statements include, without limitation, statements regarding the proposed transaction, including the benefits of the proposed transaction; filings and approvals relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Such forward-looking statements are subject to various risks and uncertainties, including uncertainties as to the timing of the tender offer and other proposed transactions; uncertainties as to how many of Playa’s shareholders will tender their shares in the Offer or approve the resolutions to be solicited at the extraordinary general meeting of Playa’s shareholders; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement with Hyatt; the effects of the proposed transaction (or the announcement thereof) on relationships with employees, customers, other business partners or governmental entities; transaction costs; the risk that the proposed transaction will divert management’s attention from Playa’s ongoing business operations; changes in the Playa’s businesses during the period between now and the closing; risks associated with litigation; and other risks and uncertainties detailed from time to time in documents Playa files with the SEC, including those described under the section entitled “Risk Factors” in Playa’s Annual Report on Form 10-K, filed with the SEC on February 25, 2025, as such factors may be updated from time to time in Playa’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, as well as the Schedule 14D-9 filed by Playa on February 24, 2025 and the proxy statement and other documents to be filed by Playa. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Playa’s filings with the SEC. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Playa disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this communication, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us (or to third parties making the forward-looking statements).